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                                                                    EXHIBIT 10.5


                           LOAN MODIFICATION AGREEMENT

         This Loan Modification Agreement is entered into as of April 25, 2001 by and between Maxim Pharmaceuticals, Inc. (the "Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated on or about October 9, 2000, as may be amended from time to time (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Term Line in the original principal amount of Four Million Dollars ($4,000,000). The Loan Agreement has been modified pursuant to a Loan Modification Agreement dated March 21, 2001, pursuant to which, among other things, the original principal amount of the Committed Term Line decreased to Three Million Two Hundred Thousand Dollars ($3,200,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS.

         A.       MODIFICATION(S) TO LOAN AGREEMENT.

                  1. Subletter (c) under the defined term "Permitted Investments" under Section 1.1 entitled "Definitions" is hereby amended in its entirety to read as follows:

                           (c) If no Event of Default has occurred and is continuing or would exist after giving effect to such loans, and no event with which notice or passage of time would constitute an Event of Default has occurred and is continuing or would exist after giving effect to such loans, Borrower may make or guarantee employee loans in an aggregate amount outstanding of $5,000,000 at any one time for the purposes of, and only for the purposes of employee exercising stock options, tax obligations as a result of exercising stock options and employee relocations

                  2. The term "Term Availability End Date" as defined in paragraph "(a)" under Section 2.1.2 entitled "Term
                           Loans: Etc." is hereby amended to mean December 31, 2001.

                  3.       Notwithstanding the terms and conditions contained in
                           Section 8.11 entitled "Recall or Governmental Disapproval of Borrower's Product(s), the Food and Drug Administration's decision to not approve the Borrower's Ceplene product in January, 2001 is excluded from this covenant.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.


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5.       NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONCERNING REVISED ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE. The Borrower affirms and reaffirms that notwithstanding the terms of the Security Documents to the contrary, (i) that the definition of "Code", "UCC" or "Uniform Commercial Code" as set forth in the Security Documents shall be deemed to mean and refer to "the Uniform Commercial Code as adopted by the State of California, as may be amended and in effect from time to time and (ii) the Collateral is all assets of the Borrower, as set forth in the Loan Agreement. In connection therewith, the Collateral shall include, without limitation, the following categories of assets as defined in the Code: goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables, and license fees), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), as set forth in the Loan Agreement, supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned or hereafter acquired.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.


         This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                      BANK:

MAXIM PHARMACEUTICALS, INC.                    SILICON VALLEY BANK



By: /s/ Dale A. Sander                         By: /s/ Linda S. Le Beau

Name: Dale A. Sander                           Name: Linda S. Le Beau

Title: Chief Financial Officer                 Title: Senior Vice President